                            SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                                (Amendment No. )


Filed by Registrant [x]
Filed by a Party other than the Registrant [  ]


Check the appropriate box:

[x]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              The AES Corporation
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14-a6(i)(1) and 0-11.

1)       Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

2)       Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4)       Proposed maximum aggregate value of transaction:

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5)       Total Fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                                     PRELIMINARY PROXY MATERIAL

-------------------------------------------------------------------------------
                                     [Logo]

                              The AES Corporation
                             1001 North 19th Street
                           Arlington, Virginia 22209

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON TUESDAY, APRIL 15, 1997

March 21, 1997

The Annual Meeting of Stockholders of The AES Corporation (the "Company") will be held on Tuesday, April 15, 1997, at 9:30 a.m. in the Company's corporate offices at 1001 North 19th Street, Arlington, Virginia. Doors to the meeting will open at 8:30 a.m.

The meeting will be conducted:

         -        To elect a board of eleven directors;

         - To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year 1997 (approved by the Board of Directors, and set forth in the following Proxy Statement);

         - To consider and vote on a proposal to amend The AES Corporation's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 500,000,000, and to increase the number of shares of Preferred Stock that the Company is authorized to issue from 1,000,000 to 50,000,000; and

         - To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 3, 1997 will be entitled to notice of and to vote at this meeting.

                                     [Signature]

                                     William R. Luraschi
                                     General Counsel and Secretary

             EACH STOCKHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY. A PREPAID ENVELOPE IS ENCLOSED.

===============================================================================

PROXY STATEMENT


March 21, 1997

The accompanying proxy is solicited by the Board of Directors of The AES Corporation (the "Company" or "AES") for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 15, 1997 at 9:30 a.m. at the Company's corporate offices at 1001 North 19th Street, Arlington, Virginia 22209, or at any adjournment of such meeting. This Proxy Statement and accompanying proxy are first being sent or given to stockholders on or about March 21, 1997. If the proxy is properly executed and returned by mail, the shares it represents will be voted at the meeting in accordance with the instructions noted thereon. If no instructions are specified, the shares will be voted for the election of the directors and in accordance with the Board of Directors' recommendations as set forth herein. Any stockholder executing a proxy has the power to revoke it at any time before it is voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person. Proxies marked as abstentions, or to withhold a vote from a nominee as a director in the case of the election of directors, will have the effect of a negative vote. Broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect thereto) will be considered as present at the meeting but not entitled to vote with respect to the particular matter and will therefore have no effect.

The only securities of the Company entitled to be voted are shares of Common Stock, and only holders of record of Common Stock at the close of business on March 3, 1997 are entitled to notice of and to vote at the meeting. Holders of Common Stock are entitled to one vote per share. There were 77,492,990 shares of Common Stock outstanding at the close of business on March 3, 1997. The Company's Annual Report for the fiscal year ended December 31, 1996 is being delivered concurrently with this Proxy Statement.


PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is composed of eleven members, nine of whom are not officers of or otherwise employed by the Company. The Board of Directors met 9 times, including five telephone conferences, for 1996. Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. Directors shall be elected by a majority of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders, at which a quorum is present.

Roger W. Sant co-founded AES with Dennis Bakke in 1981.  He has been

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Chairman of the Board and a director of AES since its inception and he held the office of Chief Executive Officer through December 31, 1993. He currently is Chairman of AES China Generating Co. Ltd. ("AES Chigen"), which is an affiliate of the Company, The Summit Foundation and The World Wildlife Fund U.S., and serves on the Board of Directors of The World Resources Institute, the World Wide Fund for Nature, Marriott International, Inc. and Student Loan Marketing Association ("Sallie Mae"). He was Assistant Administrator for Energy Conservation and the Environment of the Federal Energy Agency ("FEA") from 1974 to 1976 and the Director of the Energy Productivity Center, an energy research organization affiliated with The Mellon Institute at Carnegie-Mellon
University, from 1977 to 1981.

Dennis W. Bakke co-founded AES with Roger Sant in 1981 and has been a director of AES since 1986. He has been President of AES since 1987 and Chief Executive Officer since January 1, 1994. He currently is a director of AES Chigen, which is an affiliate of the Company. From 1987 to 1993, he served as Chief Operating Officer of AES; from 1982 to 1986, he served as Executive Vice President of AES; and from 1985 to 1986, he also served as Treasurer of AES. He served with Mr. Sant as Deputy Assistant Administrator of the FEA from 1974 to 1976 and as Deputy Director of the Energy Productivity Center from 1978 to 1981. He is a trustee of Geneva College, Riverdell School and a director of MacroSonics Corporation (Richmond, VA).

Vicki-Ann Assevero has been a director of AES since 1994. She currently is a partner with the law firm of Holland & Knight specializing in international governmental relations, business transactions and international investment law. Prior to that, she was a partner in the law firm of Dalley, Neill, Assevero, Carroll & Nealer and served as counsel to the African Business Round Table and the governments of Cameroon, Cote d'Ivoire, Guinea and Trinidad and Tobago.

Alice F. Emerson has been a director of AES since 1993. Currently the Senior Fellow at The Andrew W. Mellon Foundation, she was President of Wheaton College in Massachusetts from 1975 to 1991, and prior to that served as Dean of Students at the University of Pennsylvania. She is a member of the Boards of Directors of the World Resources Institute, the Bank of Boston Corporation, Champion International Corporation, Eastman Kodak Company, Public/Private Ventures and Salzburg Seminar.

Robert F. Hemphill, Jr. has been a director of AES since June 1996. He served as Executive Vice President of AES from 1982 to June 1996. He is also Vice Chairman of the Board of AES Chigen, which is an affiliate of the Company. He currently is the Managing Director of White Wolf Capital (a venture capital firm).

Francis Jungers was an advisor to the Board of AES from 1982 to 1983 and has been a director of AES since 1983. He has been a private business consultant to various companies since prior to 1992. Mr. Jungers is the retired Chairman of the Board and Chief Executive Officer of the Arabian American Oil Company ("ARAMCO"). He currently serves on the Boards of Directors of Georgia-Pacific Corporation, Thermo Electron Corporation, Thermo Ecotek Corporation, ThermoQuest Corporation, Esco Corporation, and Donaldson, Lufkin & Jenrette, Inc. He is also Chairman of the


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


Advisory Board of Common Sense Partners, L.P. He is Chairman of the College of Engineering Development Committee and member of the Visiting Committee, The University of Washington. He is also Advisory Trustee of the Board of Trustees, The American University in Cairo and serves as a Trustee to the High Desert Museum.

Dr. Henry R. Linden has been a director of AES since 1987 and has been the Max McGraw Professor of Energy and Power Engineering and Management at the Illinois Institute of Technology since 1990, where he also was the Interim President and Chief Executive Officer from 1989 to 1990. In addition, he served as Interim Chairman and Chief Executive Officer of the Illinois Institute of Technology Research Institute from 1989 to 1990. He has been an Executive Advisor to the Gas Research Institute since 1987, where he was the President and Chief Executive Officer from 1977 to 1987. Dr. Linden was also the F.W. Gunsaulus Distinguished Professor of Chemical Engineering at the Illinois Institute of Technology from 1987 to 1989. He currently serves on the Boards of Directors of Centennial Holdings, Inc. (formerly Larimer & Co.), and Proton Energy Systems, Inc.

John H. McArthur has been a director of AES since January 1997. He is the retired Dean of the Harvard Business School, and has been a private business consultant and investor in various companies since prior to 1992. He serves as Senior Advisor to the President of the World Bank Group. He is a member of the Boards of Directors of BCE Inc., Cabot Corporation, Glaxo Wellcome plc, Rohm & Haas Corporation, Springs Industries, Inc., and the Vincam Group, Inc. He also serves in various capacities with non-profit health and education organizations in America, Canada, Europe and Asia.

Hazel R. O'Leary is being nominated for election to the Board of Directors for the first time since 1989. Mrs. O'Leary previously served on AES's Board of Directors from September 1988 to June 1989. Mrs. O'Leary was the seventh Secretary of Energy of the Department of Energy from 1993 to 1997. She currently is a private business woman, consultant and attorney to various businesses. Prior to serving as United States Secretary of Energy, she served as president of[Insert Name of the company and time period] the natural gas subsidiary of Northern States Power.

Thomas I. Unterberg has been a director of AES since 1984 and from 1982 to 1983. He has been a Managing Director of Unterberg Harris, L.P. (an investment banking firm) since 1989, having been a Managing Director of Shearson Lehman Brothers Inc., from 1987 through 1988. He currently serves on the Boards of Directors of AES Chigen, which is an affiliate of the Company, Electronics for Imaging, Inc., Systems and Computer Technology Corporation, Fractal Design Corporation, and ECCS, Inc.

Robert H. Waterman, Jr. was an advisor to the Board of AES from 1983 to 1985 and has been a director of AES since 1985. He is the founder and has been the Chief Executive of The Waterman Group, Inc.(a business consulting firm) since 1985. His business includes research and writing, consulting and venture management. He is a co-author of In Search of Excellence, and the author of The Renewal Factor, Adhocracy--The Power to


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


Change and What America Does Right, each of which is a book on business management. He currently serves on the Board of Directors of McKesson Corporation.


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
================================================================================
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE
OFFICERS

The following table sets forth, as of February 1, 1997, the beneficial ownership of the Company's Common Stock by each director and named executive officer, all directors and executive officers as a group, as well as all persons who own more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated, each of the persons and group listed below has sole voting and dispositive power with respect to the shares shown.

                                                                                  Shares of Common
                                                                                        Stock
                                                                                    Beneficially
Name                                  Age     Positions Held with the Company        Owned(1)(2)      % of Class(1)(2)
------------------------------------------------------------------------------------------------------------------------
Roger W. Sant                          65   Chairman of the Board and Director     10,638,296 (3)          13.66%

Dennis W. Bakke #                      51   President, Chief Executive Officer      8,993,433 (4)          11.58%
                                              and Director
Vicki-Ann Assevero + ##                44   Director                                    2,761                   *
Alice F. Emerson + ###                 65   Director                                   11,597                   *
Robert F. Hemphill, Jr. + ##           53   Director                                  856,683 (5)           1.11%
Frank Jungers + ###                    70   Director                                  551,770 (6)               *
Henry R. Linden + ##                   75   Director                                   28,373                   *
John H. McArthur +                     63   Director                                        0                   *
Hazel O'Leary                          60   Director nominee                                0                   *
Thomas I. Unterberg + ##               66   Director                                  675,557 (7)               *
Robert H. Waterman, Jr. + # ###        60   Director                                  341,657 (8)               *
Mark F. Fitzpatrick                    46   Vice President                            163,791                   *
Barry J. Sharp                         37   Vice President  and Chief Financial       115,170                   *
                                              Officer
Thomas A. Tribone                      44   Senior Vice President                     201,641                   *
All directors and executive                                                        26,383,879 (9)          33.95%
  officers as a group (22 persons)

-------------
    ##   Member of the Financial Audit Committee.
     +   Member of the Environmental, Safety and Social Responsibility
         Committee.
   ###   Member of the Compensation Committee.
     #   Member of the Nominating Committee.

     * Shares held represent less than 1% of the total number of outstanding shares of Common Stock of the Company.

(1) Shares beneficially owned and deemed to be outstanding include Common Stock of the Company issued or issuable, on or before April 1, 1997,
         (a) upon exercise of outstanding options, (b) upon exercise of warrants, (c) under the Deferred Compensation Plan for Executive Officers, (d) under the Deferred Compensation Plan for Directors, (e) upon conversion of subordinated debentures, (f) under the Profit Sharing and Stock Ownership Plan, and (g) under the Supplemental Retirement Plan.

(2)      Includes (a) the following shares issuable upon exercise of options:
         Mr. Sant -- 428,449 shares; Mr. Bakke -- 226,870 shares; Mr. Fitzpatrick - 40,542 shares; Mr. Sharp - 98,991 shares; Mr. Tribone -- 141,799 shares; Ms. Assevero -- 2,761 shares; Dr. Emerson


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


         -- 7,695 shares; Mr. Hemphill-- 0 shares; Mr. Jungers -- 5,687 shares; Dr. Linden 495 shares; Mr. Unterberg -- 5,687 shares; Mr. Waterman -- 5,687 shares; all directors and executive officers as a group -- 1,363,808 shares; (b) the following shares issuable under the Deferred Compensation Plan for Executive Officers: Mr. Sant -- 14,021 shares; all executive officers as a group -- 14,021 shares; (c) the following units issuable under the Deferred Compensation Plan for Directors:
         Dr. Emerson -- 3,593; Mr. Jungers -- 40,360; Dr. Linden -- 27,878;
         Mr. Unterberg -- 57,838; Mr. Waterman -- 57,556; all directors as a group 258,857; (d) the following shares held by the Profit Sharing and Stock Ownership Plan: Mr. Sant -- 146,212 shares; Mr. Bakke -- 139,479 shares; Mr. Hemphill -- 99,356 shares; Mr. Fitzpatrick - 43,110 - shares; Mr. Sharp - 22,359 shares; Mr. Tribone -- 27,883 shares; all executive officers as a group -- 702,133 shares; and (e) the following units issuable under the Supplemental Retirement Plan: Mr. Sant - 1,727; Mr. Bakke - 2,151; Mr. Hemphill - 649; Mr. Fitzpatrick - 238; -; Mr. Sharp - 284; Mr. Tribone - 404; all executive officers as a group - 7,056.

(3) Includes 7,550,146 shares held jointly by Mr. Sant and his wife. Also includes 403,241 shares held by his wife, 146,195 held in an IRA for the benefit of Mr. Sant, and 64,871 shares held in an IRA for the benefit of his wife. In addition, includes 1,128,751 shares held by The Summit Foundation, of which Mr. Sant disclaims beneficial ownership. Mr. and Mrs. Sant can be reached c/o The AES Corporation, 1001 N. 19th Street, Arlington, Virginia.

(4) Includes 6,834,658 shares held jointly by Mr. Bakke and his wife, 31,530 shares held by his children, and 449,043 shares held by his wife, and 181,383 shares held by the Mustard Seed Foundation, of which Mr. Bakke disclaims beneficial ownership. Mr. and Mrs. Bakke can be reached c/o The AES Corporation, 1001 N. 19th Street, Arlington, Virginia

(5)      Includes 8,148 shares held in an IRA for the benefit of Mr. Hemphill.

(6) Includes 26,390 shares held by Mr. Jungers's wife and 282,742 shares held by FJF, Inc.

(7) Includes 4,826 shares held by Mr. Unterberg's wife, of which Mr. Unterberg disclaims beneficial ownership.

(8) Includes 2,370 and 46 shares, held in IRAs for Mr. Waterman and his wife, respectively, 622 shares held in a trust of which Mr. Waterman is trustee, and 275,373 shares held in a family trust.

(9) Includes 1,468,921 shares held jointly by one executive officer and his wife, and 119,200 shares held in trust for his children, and 288,600 shares held in a family trust. Includes 33,536 shares held jointly by one executive officer and his wife. Includes 76,657 shares held jointly by another executive officer and his wife, and 1,988 and 1,256 shares held in IRAs for the benefit of the executive officer and his wife, respectively. Includes 598,337 shares held jointly by another executive officer and his wife, and 40,558 shares held in trust for his children. Includes 27 shares held by another executive officer's wife. Such executive officer also holds 2,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock of AES Chigen, an affiliate of the Company. Includes 3,090 shares held in IRAs for the benefit of an executive officer and his wife and 600 shares held in trust with his wife as trustee. Includes 2,481 shares held by another executive officer for his children.
===============================================================================


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


COMPENSATION OF DIRECTORS

Directors who are employed by AES are not paid any fees or additional compensation for service as members of AES's Board of Directors or any committee thereof. Each director who is not employed by AES received $26,000 as annual compensation for service on the Board of Directors for 1997, and $1,000 for each board meeting attended in person and $500 for each meeting in which he or she participated by telephone conference, held in 1997. The directors may elect to receive their fees in cash, or defer the compensation pursuant to the Deferred Compensation Plan for Directors. All directors are reimbursed for travel and other related expenses incurred in attending Board and committee meetings. Directors who are not employed by AES are not eligible to participate in AES's employee benefit plans but are eligible to participate in The AES Corporation Stock Option Plan for Outside Directors which was adopted in 1992. Under the terms of the plan, the Company issues options to purchase shares of the Company's Common Stock at a price equal to 100% of the fair market value on the date the option is granted. Directors eligible to participate in the plan are granted an initial option to purchase 4,000 shares of Common Stock upon their initial election or appointment to the Board of Directors. These options become eligible for exercise in installments of 20% at the end of each of the first five years. Subsequent to the initial grant, options to purchase 800 shares of Common Stock are granted annually and vest on the fifth anniversary of such grant.

COMMITTEES OF THE BOARD

The Board has four standing committees: the Financial Audit Committee, the Environmental, Safety and Social Responsibility Committee, the Nominating Committee, and the Compensation Committee.

The Financial Audit Committee recommends which firm will be appointed by the Board of Directors as independent auditor to examine AES's financial statements and to perform services related to the audit. The Financial Audit Committee reviews the scope and results of the audit with the independent auditors, reviews with the Company and the independent auditors AES's interim and year-end operating results, considers the adequacy of the internal accounting and control procedures of AES, reviews any non-audit services to be performed by the independent auditors and considers the effect of such performance on the auditors' independence. The Financial Audit Committee met one time in 1996.

The Environmental, Safety and Social Responsibility Committee was created by the Board in January 1997. It replaces the Environmental and Safety Committees which monitored the environmental and safety compliance, respectively, of the Company and its subsidiaries and reviewed and approved the scope of the Company's internal environmental and safety compliance audit programs to consider the adequacy and appropriateness of the programs being planned and performed. The Environmental, Safety and Social Responsibility Committee will assume the duties previously performed by the Environmental and Safety Committees, as well as periodically review the Company's commitment to, and implementation of, its principle to act in a socially responsible


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


way.  The Environmental and Safety Committees each met one time in 1996.

The Nominating Committee provides recommendations for potential nomination for election of new members of the Board of Directors. The Nominating Committee considers potential nominations provided by stockholders and submits suggested nominations, when appropriate, to the Board of Directors for approval. The Nominating Committee met once in 1996. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Company's Board of Directors can do so by writing to the Secretary of the Company at 1001 North 19th Street, Arlington, Virginia 22209, giving each such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended of his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The Company's By-Laws also contains a procedure for stockholder nomination of directors. (See "Submission of Stockholder Proposals and Nominations" below.)

The Compensation Committee establishes rates of salary, bonuses, profit sharing contributions, grants of stock options, retirement and other compensation for all directors and officers of AES and for such other people as the Board may designate. All of the members of this committee are "disinterested persons" under the provisions of Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee's primary responsibility is to formulate and maintain the compensation program of the Company in order to develop, retain (and attract, when necessary) people important to the Company's performance. This committee specifically acts to evaluate the performance and set the total compensation for the executive officers of the Company, including the CEO, in accordance with the guidelines discussed below. This committee has delegated to the CEO the power to set compensation for the non-executive officers. The Compensation Committee met once in 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee's (the "Committee") guidelines for compensation of executive officers are designed to provide fair and competitive levels of total compensation while integrating pay with performance. Executive officers, including the CEO, are evaluated annually on the basis of both individual responsibilities and contributions, as well as Company-wide results in two related areas: (i) corporate culture (or principles) and (ii) business or functional area performance.

There are three elements in the Company's executive officer compensation program. These elements are:

         -      Base salary

         -      Annual incentive compensation

         -      Stock option program


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



Base salary is adjusted annually by the Committee to account for general economic and cost of living changes. Adjustments are also made periodically to recognize significant new or additional responsibilities of individual executive officers. The Committee's guidelines are to provide base salary compensation generally consistent with its interpretation of industry averages for individuals with similar responsibility levels.

Annual incentive compensation is based upon both objective and subjective measures in the areas of corporate culture and business or functional area performance, and generally takes the form of bonuses payable after year-end. With respect to corporate culture, the Company's shared values of fairness, integrity, fun and social responsibility are integral to its operations and serve as its founding principles or values. These values apply equally to the internal activities of the Company as well as its external relationships. Each executive officer's individual contribution to demonstrating and nurturing these shared values is reviewed by the Committee and considered as a factor in determining annual incentive compensation. Evaluations by the Committee in this area are inherently subjective.

The second area considered in the determination of annual incentive compensation is the individual executive officer's performance with respect to his or her related business responsibilities and/or functional area. Although all aspects of an individual's responsibilities are considered in determining annual incentive compensation, several quantitative measures of annual performance are considered significant, including operating margin improvements, operating reliability, earnings per share, environmental performance, and plant and Company-wide safety. The qualitative factors considered significant include business and project development progress, effective planning, Company-wide support, community relations and people development.

Important strategic successes or failures can take several years to translate into objectively measurable results. The Committee does not compute annual incentive compensation using a mathematical formula of pre-determined performance goals and objective criteria. As a result, the Committee's ultimate determination of the amount, if any, of annual incentive compensation is made at the end of each year based on a subjective evaluation of several quantitative and qualitative factors, with primary emphasis given this year to those factors listed in the preceding paragraph. There are no targeted, minimum or maximum levels of annual incentive compensation, and such compensation does not necessarily bear any consistent relationship to salary amounts or total compensation.

The Company's stock option program provides longer-term incentives using stock ownership to encourage people within the Company to think and act like owners. All executive officers and approximately 50% of the total people in the Company located in the United States participate in this program. The Company is also reviewing ways to incorporate those people who reside in non-U.S. countries into this program. Stock options are granted annually at the fair market value on the date of grant and provide vesting periods to reward people for continued service to the Company. The Committee's determination of the number of options to be granted to executive officers is based upon the same factors as such officer's annual incentive compensation discussed above with additional consideration given to the number of options previously granted.

Since 1994, the Company has participated in an annual survey conducted by an outside consulting firm which encompasses over 300 public companies. Based in part on the survey results, the Committee established guidelines for suggested ranges of option grants to executive officers as well as the rest of the people in the Company. Based on the survey, the Committee established guideline ranges for eligible participants between the 50th and 90th percentile of similar companies. As with annual incentive compensation, the determination of an individual's grant is subjective and although the Committee has established suggested guidelines, the grants are not formula based.

Total compensation is reviewed to determine whether amounts are competitive with other companies whose operations are similar in type, size and complexity with those of the Company, as well as a broad range of similarly sized companies. Comparisons are made with published amounts, where available, and, from time to time, the Company also participates in various industry-sponsored compensation surveys in addition to the public-company survey described above. The industry-related companies include companies in the Peer Group Index as well as other similar non-public companies who participate in industry surveys. The Committee also has, in the past, engaged an independent compensation consultant to specifically review the level and appropriateness of executive officer compensation. Other than as described above, the Company uses the results of surveys, when available, for informational purposes only and does not target individual elements of or total compensation to any specific range of survey results (i.e., high, low or median) other than the Committee's suggested guidelines for stock option grants as discussed in the previous paragraph. Because each individual's compensation is determined, in part, by experience and performance, actual compensation generally varies from industry averages.

Executive officers also participate in the Company's profit sharing plan (or deferred compensation plan for executive officers) on the same terms as all other people in the Company, subject to any legal limitations on amounts that may be contributed or benefits that may be payable under the plan. Matching contributions and annual profit sharing contributions are made with the common stock of the Company to further encourage long-term performance. In addition, certain individuals of the Company participate in the Company's supplemental retirement plan, which provides supplemental retirement benefits to "highly compensated employees" (as defined in the Internal Revenue Code) of any amount which would be contributed on such individual's behalf under the profit sharing plan (or the deferred compensation plan for executive officers) but is not so contributed because of the limitations contained in the Internal Revenue Code.


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



In the past, the Committee has taken steps to qualify all income paid to any officer as a deductible business expense pursuant to regulations issued by the Internal Revenue Service pursuant to Section 162(m) of the Internal Revenue Code with respect to qualifying compensation paid to executive officers in excess of $1 million. Compensation earned pursuant to the exercise of options granted under the Company's former stock option plan (which was discontinued in 1991) is not considered for purposes of the $1 million aggregate limit, and exercises under the 1991 Plan are similarly excluded. The Committee will continue to consider the implications to the Company of qualifying all compensation as a deductible expense under Section 162 (m), but retains the discretion to pay bonuses commensurate with an executive officer's contributions to the success of the Company, irrespective of whether such amounts are entirely deductible. For 1996, portions of Mr. Bakke's cash compensation may not be deductible under Section 162(m) of the Internal Revenue Code.

Mr. Bakke's 1996 Compensation

Mr. Bakke's compensation for 1996 was reviewed and approved by the Committee utilizing the guidelines discussed above. Specifically, the following primarily positive factors considered were:

         - Strong adherence by the people in the Company to its shared principles of integrity, fairness, social responsibility and fun, as indicated by the Company's internal values survey.

         - Improvement toward integrating shared principles, including improved awareness and commitment by AES people to the Company's principles along with improvements in relationships with major suppliers, financial institutions and shareholders.

         - Increase in the price of the Company's Common Stock from year end 1995 to year end 1996 of approximately 95%.

         - Net income and earnings per share increased 29% from 1995 to 1996.

         - Significant development of new project and business opportunities, including the financial closings of the AES Pak Gen project in Pakistan and several projects in China (through the Company's affiliate, AES China Generating Co. Ltd.), the acquisition of a controlling interest (with partners) in the 3,800 MW Light Servicos de Eletricidade S.A., the acquisition of the 1,281 MW Tiszai Eromu Rt. company in Hungary, the acquisition of the 4,000 MW Ekibastuz GRES-1 plant in Kazakstan, the acquisition of 78 MW AES San Juan company in Argentina, the agreement to acquire the remaining publicly-held shares of the Company's affiliate, AES China Generating Co. Ltd., the initiation of construction of the 230 MW power plant in South Wales, U.K., the successful bid to build a 288 MW power plant in Queensland, Australia, and other significant business and project development, including progress on the AES Puerto Rico project.

         - Successful public issuance of $250 million aggregate principal amount of senior subordinated notes, and increase in the Company's short-term credit facility to $425 million.

         - An exceptional year in plant reliability and availability across the Company.

         - Continued excellent environmental performance below permitted levels (on average).

         - Successful transition to the New York Stock Exchange for trading in the Company's Common Stock.

         The following primarily negative factors considered were:

         - While the Company's overall safety record improved in 1996, several very serious injuries occurred, including two amongst the Company's contractors, that resulted in loss of life.

Based on a subjective evaluation considering all of these factors, the Committee determined that an increase in total cash compensation of approximately 40% from 1995 to 1996 was appropriate as compared to an increase from 1994 to 1995 of 16%. Of the total 1995 to 1996 increase, Mr. Bakke's base salary increased approximately 12% and his bonus increased approximately 64%. Stock option grants were for 70,883 shares. Stock options were granted at the fair market value of the underlying shares on the date of grant and vest at the rate of 50% per year through December 1998.

         Frank Jungers, Chairman

         Alice F. Emerson

         Robert H. Waterman, Jr.


===============================================================================
COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses compensation received by the five most highly compensated executive officers for the three years ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                  Long Term
                                             Annual Compensation                 Compensation
                               ----------------------------------------------------------------
                                                                                  Securities
           Name and                                             Other Annual      Underlying        All Other
      Principal Position        Year   Salary($)   Bonus($)    Compensation($)  Options(#)(1)   Compensation($)(2)
--------------------------------------------------------------------------------------------------------------------
DENNIS W. BAKKE                 1996    410,000     738,000        12,508           70,833            64,100
Chief Executive                 1995    367,000     450,000        19,377           70,000            49,015
Officer and President           1994    353,000     353,000        15,591           59,459            30,000

ROGER W. SANT                   1996    246,000     378,000        19,298            6,250            46,060
Chairman of the Board           1995    367,000     350,000        21,550          120,000            48,693
                                1994    353,000     353,000        25,966           59,459            30,000

THOMAS A. TRIBONE               1996    175,000     500,000        10,393           12,500            38,250
Senior Vice President           1995    160,000     150,000         8,924           23,000            25,200
                                1994    153,000     110,000         9,066           17,297            30,000

MARK F. FITZPATRICK             1996    170,000     500,000       263,032*          12,500            36,700
Vice President                  1995    143,000     110,000       263,716*          21,000            31,763
                                1994    133,000     110,000        98,858*          16,973            30,000

BARRY J. SHARP                  1996    170,000     325,000         1,976           11,250            37,700
Vice President                  1995    146,000     180,000         8,947           25,000            32,235
                                1994    138,000     138,000         8,978           18,162            30,000

*Includes Ex-patriot equalization.
---------------

(1) The number of options shown as compensation as of December 31, 1996 were for services rendered for 1996. Those stock options were awarded by the Compensation Committee of the Board in December 1996.

(2) This column constitutes Company contributions to the Profit Sharing and Stock Ownership Plan of the Company or, in the case of Mr. Sant, Company allocations to the Deferred Compensation Plan for Executive Officers, and allocations to the Company's Supplemental Retirement Plan. Company allocations to the Deferred Compensation Plan for Executive Officers equal amounts which would have been contributed to such person's account under the Profit Sharing and Stock Ownership Plan, if such person had been a participant therein. Specifically, (a) amounts allocated to the Deferred Compensation Plan for Executive
         Officers: Mr. Sant - $30,000; (b) amounts contributed to The AES Profit Sharing and Stock Ownership Plan: Mr. Bakke - $30,000; Mr. Tribone - $30,000; Mr. Fitzpatrick - $30,000; Mr. Sharp - $30,000; (c)
         amounts allocated to the Supplemental Retirement Plan: Mr. Sant - $16,060; Mr. Bakke - $34,100; Mr. Tribone - $8,250; Mr. Fitzpatrick - $6,700; Mr. Sharp - $7,700.


OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on options granted for 1996 to the named executive officers.

                                                Number         % of Total
                                                  of            Options
                                              Securities        Granted
                                              Underlying         to all        Exercise
                                               Options         AES People       or Base                       Grant Date
                                               Granted         in Fiscal         Price        Expiration     Present Value
Name                                            (#)(1)            Year          ($/Sh)           Date           ($)(2)
----------------------------------------------------------------------------------------------------------------------------
DENNIS W. BAKKE
Chief Executive
Officer and President                              70,833        16.4%          44.125         12/27/06       $1,700,000

ROGER W. SANT
Chairman of the Board                               6,250         1.5%          44.125         12/27/06        $150,000

THOMAS A. TRIBONE
Senior Vice President                              12,500         2.9%          44.125         12/27/06         300,000

MARK F. FITZPATRICK
Vice President                                     12,500         2.9%          44.125         12/27/06         300,000

BARRY J. SHARP
Vice President                                     11,250         2.6%          44.125         12/27/06         270,000

-------------

(1) All options are for shares of Common Stock of the Company. Options granted for services performed in 1996 were granted at the fair market value on the date of grant, and vest at the rate of 50% per year through December 1998.

(2) The Black-Scholes stock option pricing model was used to value the stock options on the grant date December 27, 1996. The Company's assumptions under this model include an expected volatility of 27.6%, a 6.5% risk free rate of return and no dividends. The options have 10 year terms and vest at 50% per year. There were adjustments made to account for vesting provisions, and no adjustments were made for non-transferability or risk of forfeiture.

         The use of such amounts and assumptions are not intended to forecast any possible future appreciation of the Company's stock price or dividend policy.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
VALUE

The following table provides information on option exercises in 1996 by the named executive officers and the value of such officers' unexercised options at December 31, 1996.


                                                                                         Number of
                                                                                        Securities               Value of
                                                                                        Underlying              Unexercised
                                                                                        Unexercised            In-the-Money
                                                                                        Options at              Options at
                                                  Shares Acquired                        FY-End (#)              FY-End ($)
                                                       on                Value           ----------              ----------
                                                    Exercise            Realized        Exercisable/            Exercisable/
Name                                                  (#)                ($)(1)        Unexercisable         Unexercisable(2)
-----------------------------------------------------------------------------------------------------------------------------------
DENNIS W. BAKKE
Chief Executive Officer and
President                                                --              --              226,870/               8,041,927/
                                                                                          173,588                3,012,148

ROGER W. SANT                                            --              --              428,449/               16,027,844/
Chairman of the Board                                                                     141,957                3,746,132

THOMAS A. TRIBONE                                      5,794           276,431           141,799/               5,507,777/
Senior Vice President                                                                     51,145                 1,111,557

MARK F. FITZPATRICK                                    23,175          406,258            40,542/               1,257,131/
Vice President                                                                            46,041                  963,198

BARRY J. SHARP                                           --              --               98,991/               3,684,641/
Vice President                                                                            49,841                 1,102,721

---------------

(1) The amounts in this column have been calculated based upon the difference between the fair market value of the securities underlying each stock option on the date of exercise and its exercise price.

(2) The amounts in this column have been calculated based on the difference between the fair market value on December 31, 1996 of $46.50 per share for each security underlying such stock option and the per share exercise price to the extent such price exceeded the fair market value

                  THE AES CORPORATION STOCK PRICE PERFORMANCE

PEER GROUP INDEX*

                                                      STARTING
                                                        BASIS
DESCRIPTION                                             1991       1992       1993       1994       1995       1996
---------------------------------------------------- ---------- ---------- ---------- ---------- ---------- ----------
AES CORP (%)                                                        -16.93      29.89     -13.92      22.44      94.76
AES CORP ($)                                            $100.00     $83.07    $107.91     $92.88    $113.72    $221.49

S & P 500 (%)                                                         7.62      10.08       1.32      37.58      22.96
S & P 500 ($)                                           $100.00    $107.62    $118.46    $120.03    $165.13    $203.05

1996 Peer Group Only (%)                                              0.98       2.75     -17.96      16.65      42.09
1996 Peer Group Only ($)                                $100.00    $100.98    $103.75     $85.12     $99.30    $141.10

1995 Peer Group (%)                                                 -10.22      -2.96     -21.59      27.37      46.13
1995 Peer Group ($)                                     $100.00    $ 89.78     $87.12      68.32     $87.01    $127.15

The 1995 Peer Group was composed of the following publicly traded companies:
California Energy, Destec Energy, Inc. and Kenetech Corporation.

Sithe Energy has been excluded from the 1995 Peer Group Index because it is no longer publicly-traded.

The 1996 Peer Group consists of the following publicly-traded companies in the independent power generation industry: Edison International, National Power, CMS Energy, and Calenergy Co. Destec Energy, Inc. has been excluded from the 1996 Peer Group because it has entered into an agreement to be acquired and Kenetech Corporation has been excluded from the 1996 Peer Group because it's subsidiary, Kenetech Windpower, Inc. declared bankruptcy during 1996. Edison International, National Power, and CMS Energy have been added because they are engaged in the same line of business as the Company and were selected on the basis of comparability of market capitalization.

Each of the 1995 Peer Group Index and the 1996 Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the period in which the Company's equity securities were registered with the Securities and Exchange Commission pursuant to the Exchange Act, from a base of
100. In compliance with Securities and Exchange Commission regulations, the returns of each company in the 1995 Peer Group index and in the 1996 Peer Group Index have been weighted according to their market capitalization as of the beginning of the period.

The Report of the Compensation Committee on Executive Compensation and The AES Corporation Stock Price Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act.

---------------
* Excludes The AES Corporation

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on the Company's review of reports filed under Section 16(a) of the Exchange and certain written representations, the Company believes that there were no reports which were not reported on a timely basis and no known failure to file a required form, except that Mr. Sant and Mr. Bakke failed to timely file their purchase of 100 shares each of AES Common Stock in connection with the Company's initial day of trading on the New York Stock Exchange, Mr. Woodcock failed to timely report the sale of 6,915 shares of AES Common Stock, and Mr. Rothaupt failed to timely report the exercise and sale of 2,278 shares of AES Common Stock.

PROPOSAL 2

                            APPOINTMENT OF AUDITORS

The Board of Directors has appointed Deloitte & Touche L.L.P., a firm of independent public accountants, as auditors to examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries for the year 1997. Deloitte & Touche LLP has acted as the Company's independent auditors since 1981. The appointment was made upon the recommendation of the Financial Audit Committee of the Board of Directors. Representatives of Deloitte & Touche LLP will be present at the Annual
Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP, and intends to introduce at the forthcoming Annual Meeting the following resolution (designated herein as Proposal 2):

         "RESOLVED, that the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for this Company for the year 1997 is hereby approved, ratified and confirmed."

The affirmative vote of the holders of a majority of shares of Common Stock entitled to notice of and to vote at the Annual Meeting of Stockholders, at which a quorum is present, is necessary for the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year 1997.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.


PROPOSAL 3

    PROPOSED AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES

         The Company's Amended and Restated Certificate of Incorporation currently authorizes 101,000,000 shares of Capital Stock, of which 100,000,000 shares are Common Stock and 1,000,000 shares are Preferred Stock. Of the 100,000,000 shares of Common Stock authorized, as of March 3, 1996 77,492,990 shares were outstanding, 2,548,693 shares were reserved for possible issuance in connection with an amalgamation between a subsidiary of AES and AES Chigen, and 12,045,897 shares were reserved for issuance under the Company's benefit plans. Of the 1,000,000 shares of Preferred Stock authorized, as of March 1, 1997, there were no outstanding shares.

         The Board of Directors has determined that it is in the best interests of the Company's stockholders to increase the number of shares of Common Stock which the Company is authorized to issue from 100,000,000 to 500,000,000 shares, and to increase the number of shares of authorized Preferred Stock which the Company is authorized to issue from 1,000,000 to 50,000,000.

         The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock and Preferred Stock will benefit the Company by improving its flexibility in responding to future business needs and opportunities. The additional authorized shares could be used for possible future acquisitions, financings, stock dividends and other proper corporate purposes.

         Within the limits imposed by applicable law and the rules of the New York Stock Exchange, described below, shares of Common Stock could be issued in one or more transactions. Depending upon the nature and terms thereof, such a transaction or transactions could make a takeover of the Company more difficult and, therefore, less likely. An issuance of additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock and diluting the stock ownership of persons seeking to obtain control of the Company. The Board of Directors, however, has no present plans, understandings or agreements to issue the additional shares to be authorized except pursuant to the Company's benefit plans.

         The Board of Directors does not currently intend to propose any amendments to the Company's Amended and Restated Certificate of Incorporation which might be deemed to have the effect of discouraging takeover attempts, although such amendments or other programs may be considered by the Board in the future if it believes the interests of the stockholders would be protected thereby.

         The New York Stock Exchange, on which the Common Stock is listed, currently requires stockholder approval as a prerequisite to listing shares in several instances, including acquisition transactions where the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before such issuance.

         Except for the increase of the number of authorized shares, the proposed amendment would not change any of the provisions of the Company's Amended and Restated Certificate of Incorporation. All shares of Common Stock or Preferred Stock, including the additional shares of Common Stock and Preferred Stock that would be authorized if the proposed amendment is adopted, which are not issued and outstanding would be issuable at any time or from time to time by action of the Board of Directors without further authorization from stockholders, except to the extent that such further authorization is required by the rules of the New York Stock Exchange, the terms of any series of the Company's Preferred Stock, the terms of any agreements or securities the Company may hereafter enter into or issue or applicable law.

         The additional shares of Common Stock which would be authorized by the proposed amendment would have the same rights and privileges as and otherwise be identical to the shares of Common Stock currently authorized and outstanding. The Amended and Restated Certificate of Incorporation empowers the Board of Directors to determine the relative rights and limitations of series of Preferred Stock, including, among other things, dividend rights, conversion prices, voting rights, redemption prices and the preferences, if any, of such series over shares of Common Stock as to dividends or distributions of assets of the Company, including the additional shares of Preferred Stock which would be authorized by the proposed amendment. It is possible that the future issuance of Preferred Stock having dividend and liquidation preferences could affect amounts that might otherwise be available to holders of Common Stock as dividends or upon liquidation. Holders of the Company's shares have no preemptive rights and, as a result, existing stockholders would not have any preferential right to purchase any of the additional shares of Common Stock when issued.

         In order to improve the Company's flexibility in responding to future business needs and opportunities, the Company's stockholders are accordingly being asked to adopt an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the aggregate number of shares which the Company is authorized to issue from 101,000,000 shares, of which 100,000,000 shares are Common Stock and 1,000,000 shares are Preferred Stock, to 550,000,000 shares, of which 500,000,000 share shall be Common Stock and 50,000,000 shares shall be Preferred Stock.

         The Board of Director's recommends that the stockholders approve the amendment to the Company's Amended and Restated Certificate of Incorporation, and intends to introduce at the forthcoming Annual Meeting the following resolution (designated herein as Proposal 3):

         "RESOLVED, that Article IV of the Amended and Restated Certificate of Incorporation of the Company be amended to read in its entirety as follows:

                  "The total number of shares of all classes of stock that the Company shall have authority to issue is five hundred fifty million (550,000,000) shares, of which five hundred million (500,000,000) shares shall be Common Stock, par value $.01 per share, and fifty million (50,000,000) shares shall be Preferred Stock, without par value."

         The affirmative vote of holders representing a majority of the outstanding shares of Common Stock, is necessary for the adoption of Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL TO AMEND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES.


         SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder entitled to vote in the election of directors and who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the stockholders at the 1998 Annual Meeting. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209 and must be received no later than November 20, 1997. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairperson of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedure.

AES's By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to the Secretary of AES of the intent to make such nomination. The notice must be given, with respect to an annual meeting, not later than 90 days in advance of such annual meeting and with respect to a special meeting, not later than the close of business on the seventh day following the earlier of (a) the date on which notice of such special meeting is first given to stockholders and (b) the date on which a public announcement of such meeting is first made. Each notice must include (i) the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act; and (iv) the consent of each nominee to serve if elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.


SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. The Company has retained the services of First Chicago Trust Company of New York to assist in the solicitation of proxies from stockholders for a fee, including its expenses, estimated at $8,000. In addition, solicitation may be made by directors, officers, and regular employees of the Company. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

FORM 10-K ANNUAL REPORT

ANY STOCKHOLDER WHO DESIRES A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY (EXCLUDING EXHIBITS) WITHOUT CHARGE BY ADDRESSING A REQUEST TO THE SECRETARY, THE AES CORPORATION, 1001 NORTH 19TH STREET, ARLINGTON, VIRGINIA 22209. EXHIBITS ALSO MAY BE REQUESTED, BUT A CHARGE EQUAL TO THE REPRODUCTION COST THEREOF WILL BE MADE. STOCKHOLDERS MAY ALSO VISIT THE COMPANY'S WEB SITE AT HTTP://WWW.AESC.COM

By Order of the Board Of Directors

[Signature]

William R. Luraschi
General Counsel and Secretary

[X] Please mark your
    votes as in this
    example.

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

------------------------------------------------------------------------------------------------------------------------------------
                             The Board of Directors recommends a vote FOR Company Proposals 1, 2 and 3.
------------------------------------------------------------------------------------------------------------------------------------
                       FOR   WITHHELD                     FOR  AGAINST ABSTAIN                             FOR     AGAINST   ABSTAIN
1. Election of                         2. Ratification of                        3. Approval of the
   Directors. (see                        appointment of                            Restated Certificate
   reverse)            [ ]      [ ]       independent                               of Incorporation       [ ]       [ ]       [ ]
                                          auditors        [ ]    [ ]     [ ]
For, except vote withheld from the following nominee(s):


--------------------------------------------------------

                                                                                 Change of Address/
                                                                                 Comments on Reverse Side  [ ]

                                    All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.


                                    Please sign exactly as name appears hereon.
                                    Joint owners should each sign. When signing as attorney, executor, administrator, parent or guardian, please give full title as such.



                                    --------------------------------------------


                                    --------------------------------------------
                                    SIGNATURE(S)                  DATE


                          /\ FOLD AND DETACH HERE /\


[AES LOGO]

                                                            THIS IS YOUR PROXY.
THE GLOBAL POWER COMPANY                                  YOUR VOTE IS IMPORTANT



             DO YOU NEED ASSISTANCE IN ANY OF THE FOLLOWING AREAS?

   -  ADDRESS CHANGES - LEGAL TRANSFERS

   - CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE SHAREHOLDER MAILINGS GOING TO ONE ADDRESS. (Annual reports and proxy materials would continue to be mailed to each shareholder.)


           JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                        (800) 519-3711 OR (201) 324-1225
                                  OR WRITE TO:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                 P.O. BOX 2500
                           JERSEY CITY, NJ 07303-2500

                              THE AES CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
 P          THE AES CORPORATION FOR ANNUAL MEETING ON APRIL 15, 1997.
 R
 O
 X          THE UNDERSIGNED hereby appoints Roger W. Sant or Dennis W. Bakke, or
 Y either of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of The AES Corporation ("AES") to be held at 9:30 a.m. EST on Tuesday, April 15, 1997 at 1001 N. 19th St., Arlington, VA 22209, or at any adjournment thereof, and to vote at such meeting the shares of common stock of AES the undersigned held of record on the books of AES on the record date for the meeting for the election for the nominees listed below, on Proposals
      2 and 3, referred to on the reverse side and described in the Proxy Statement, and on any other business before the meeting, with all powers the undersigned would possess if personally present.

                                                    (change of address/comments)
  ELECTION OF DIRECTORS, NOMINEES:
                                                    ----------------------------
  Roger W. Sant            Dennis W. Bakke
  Vicki-Ann Assevero       John H. McArthur         ----------------------------
  Alice F. Emerson         Hazel R. O'Leary
  Robert F. Hemphill, Jr.  Thomas I. Unterberg      ----------------------------
  Francis Jungers          Robert H. Waterman, Jr.
  Henry R. Linden                                   ----------------------------
                                                    (If you have written in the
  INDEPENDENT AUDITORS                              above spaces, please mark
  Deloitte & Touche LLP                             the corresponding box on the
                                                    reverse side of this card)

  You are encouraged to specify your choices by marking the
  appropriate boxes, SEE REVERSE SIDE, but you need not mark         -----------
  any boxes if you wish to vote in accordance with the Board         SEE REVERSE
  of Directors' recommendations.   The proxies cannot vote your         SIDE
  shares unless you sign and return this card.                       -----------